UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2011

Puda Coal, Inc.
(Exact name of registrant as specified in its charter)

333-85306
(Commission File Number)

Florida	65-1129912
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

 426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China
(Address of principal executive offices, with zip code)

011 86 351 228 1302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements

On January 10, 2011, Shanxi Puda Coal Group Co., Ltd. (“Shanxi Coal”), a 90% subsidiary of Puda Coal, Inc. (the “Company”), entered into a Supplementary Agreement of Investment Cooperation (the “Supplementary Agreement”) with Ming Zhao, Chairman of the board of directors and a principal stockholder of the Company (“Mr. Zhao”), and Jianping Gao, an individual unrelated to the Company (“Mr. Gao).  The Supplementary Agreement amends and supplements that certain Agreement of Investment Cooperation (the “Agreement”) among the same parties, dated August 1, 2010.

Pursuant to the Agreement, the parties will purchase, consolidate and co-develop six coal mines in Pinglu County, Shanxi Province (the “Phase Two of the Pinglu Project”). Pursuant to the Supplementary Agreement, the parties will include the Pinglu County Xiapincun Coal Mine, a coal mine which was not initially contemplated to be acquired as part of Phase Two of the Pinglu Project, in Phase Two of the Pinglu Project and place the entire mining assets of Xiapincun Coal Mine into Shanxi Pinglu Dajinhe Anrui Coal Industry Co., Ltd., a project company established to hold the assets of certain coal mines acquired by Shanxi Coal under Phase Two of the Pinglu Project.

Mr. Zhao is Chairman of the board of directors and a principal stockholder of the Company.  Neither the Company, Shanxi Coal or their affiliates nor any director, officer or any associate of any such director or officer thereof has any material relationship with Mr. Gao other than in respect of the Agreement and the Supplementary Agreement.

A copy of the Supplementary Agreement is filed as Exhibit 10.1 to this report and is incorporated herein in its entirety.  The description of the terms and conditions of the Supplementary Agreement herein is modified and supplemented by such reference.  The description of the Agreement in the Company’s current report on Form 8-K filed on August 5, 2010 is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits

The exhibit listed in the following Exhibit Index is filed as part of this report.

Exhibit No.	Description

10.1	Supplementary Agreement of Investment Cooperation, dated January 10, 2011, among Shanxi Puda Coal Group Co., Ltd., Ming Zhao and Jianping Gao.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUDA COAL, INC.

Date: January 14, 2011	By:	/s/ Qiong Wu
Qiong Wu
Chief Financial Officer